Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Announces Third Quarter Financial Results
Company Reduces Net Loss Expectation for 2008
Conference Call to be Held Today at 10:00 a.m. EST
LEXINGTON, Mass — November 4, 2008 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform today reported consolidated financial results for the third quarter ended September 30, 2008.
“During the past three months, we have continued to work toward achieving our long-term strategy, which is focused on the discovery and development of novel therapeutics utilizing our in silico drug technology platform. As a result, we successfully began our Phase 2b study for PRX-08066 in patients with chronic obstructive pulmonary disease and moderate-to-severe pulmonary hypertension and continued to enroll patients in our Phase 2b program for PRX-03140 focused on patients with Alzheimer’s disease,” said Elkan Gamzu, Ph.D., interim chief executive officer of EPIX. “In addition, we have also continued to achieve milestones associated with our collaboration with Cystic Fibrosis Foundation Therapeutics (CFFT) and have also made notable progress throughout 2008 in our preclinical programs partnered with GlaxoSmithKline (GSK). Complementing this activity, we remain hopeful that we will achieve U.S. Food and Drug Administration (FDA) approval for Vasovist® (gadofosveset trisodium) at the end of the year. As we disclosed earlier this year, the FDA has set December 31, 2008 as our Prescription Drug User Fee Act (PDUFA) goal date in response to our New Drug Application (NDA) resubmission.”
Financial Results
Net loss for the third quarter ended September 30, 2008 was $10.2 million, or $0.25 per share, compared with $12.9 million, or $0.39 per share, for the quarter ended September 30, 2007.
Total revenues for the third quarter ended September 30, 2008 were $5.1 million, compared with $5.3 million for the third quarter of 2007. Revenues during the 2008 and 2007 third quarter periods primarily relate to reimbursed costs and milestones earned associated with the company’s GSK and CFFT collaborations.

Research and development expenses totaled $11.0 million for the quarter ended September 30, 2008, compared with $14.9 million in the third quarter of 2007. The decrease in research and development expense for the three months ended September 30, 2008 was primarily due to decreased clinical trial costs associated with the company’s therapeutic clinical development programs, including the discontinuation of PRX-00023, previously being developed for depression.
General and administrative expense remained flat at $3.6 million for both the 2008 and 2007 third quarter periods.
As of September 30, 2008, EPIX had cash, cash equivalents and short-term investments of $34.5 million compared with $61.1 million on December 31, 2007. EPIX currently has $100.0 million of convertible debt outstanding. Approximately 41.7 million shares of common stock were outstanding at September 30, 2008.
On October 23, 2008, EPIX announced that it had reduced its cost structure by decreasing its workforce by approximately 23% and narrowing the current focus of its research and development efforts. The company is now devoting its resources to its lead clinical programs, PRX-03140 being developed for the treatment of Alzheimer’s disease and PRX-08066 being developed for the treatment of patients with chronic obstructive pulmonary disease and moderate-to-severe pulmonary hypertension, as well as its partnered preclinical programs with GSK and CFFT. EPIX estimates that this reduction in force will result in a decrease to its annual salary and benefits costs of approximately $3.0 million. In addition, the company expects to realize savings in future research and development spending associated with the narrowing of its research and development focus.
Full Year 2008 Financial Guidance
EPIX is updating its fiscal year 2008 guidance and currently expects to realize a net loss in the range of $37 to $42 million compared with the previously stated 2008 net loss guidance of $45 to $50 million. EPIX is reiterating its previously stated fiscal year 2008 revenue guidance of $25 to $30 million. Revenue in 2008 is expected to relate primarily to reimbursed research and development costs and milestone achievements under the company’s existing strategic collaborations. Management currently estimates that cash, cash equivalents and marketable securities on hand as of September 30, 2008, together with anticipated revenue to be earned in 2008, will be sufficient to fund operations through the first quarter of 2009.
“Shortly after the third quarter ended, the management team and board of directors at EPIX made the difficult decision to reduce our workforce by 23% and narrow our research and development scope so that we could focus our current resources on our best near-term opportunities for success,” continued Dr. Gamzu. “Going forward, our focus will be on further developing our clinical programs, PRX-03140 and PRX-08066, our partnered preclinical programs that are part of our collaborations with GSK and Cystic Fibrosis Foundation Therapeutics, and our monetization strategy for Vasovist.”
EPIX Recent Corporate Events
Vasovist

Vasovist is an injectable intravascular contrast agent discovered internally at EPIX and is designed to provide improved imaging of the vascular system using magnetic resonance angiography (MRA).
•	In September, EPIX announced that Bayer Schering provided notice of its termination of its collaboration agreement with the company and, as a result, the company would regain full worldwide commercial rights for Vasovist effective March 1, 2009. The company is currently seeking a marketing and commercialization partner in conjunction with its monetization strategy for Vasovist.

•	In July, Vasovist was approved for marketing in South Korea. The imaging agent is now approved for marketing in 34 countries.
PRX-03140
PRX-03140 is a novel, highly selective, small-molecule agonist of a specific G-protein coupled receptor (GPCR) known as 5-HT4 for the treatment of Alzheimer’s disease.
•	In October, EPIX presented “Strategy for Trial Design for Treatments with Potential Symptomatic and Disease Modifying Effects: Program Development Issues II” at the Alzheimer’s Association Research Roundtable: Optimal Trial Design for Disease Modifying Therapies in Alzheimer’s Disease meeting in Washington, D.C.

•	The company began its Phase 2b proof-of-concept program in May 2008. The company is currently enrolling patients for both the monotherapy and combination trials. GSK is participating in the costs of this program.
PRX-08066
PRX-08066 is a novel serotonin type 2B receptor (5-HT2B) antagonist that may represent a new mechanism of action for treating pulmonary hypertension (PH).
•	In August, EPIX initiated its Phase 2b right-heart catheter study of PRX-08066 in patients with chronic obstructive pulmonary disease (COPD) and moderate-to-severe PH.

•	The single-arm, open-label, Phase 2b study is designed to evaluate the mean pulmonary artery blood pressure change from baseline as measured directly by right-heart catheterization and will also measure the change from baseline in the standard six-minute walk distance test after three months of treatment. Patients will be treated with 500 mg of PRX-08066 on day one of the trial followed by twice-daily dosing of 300 mg of PRX-08066 for three months.
Cystic Fibrosis Foundation Therapeutics (CFFT) Collaboration
EPIX scientists are using the internally developed Cystic Fibrosis Transmembrane conductance Regulator (CFTR) model to identify sites within the delta F508 mutation of the CFTR — the most common mutation in cystic fibrosis patients. It is believed that these sites may be promising targets for treatment. CFFT is working with EPIX to discover drug candidates that may work on those sites and possibly restore function to the mutated CFTR protein.

•	In September, EPIX announced a breakthrough in identifying two structural classes of dual-acting compounds that act as both potentiators and correctors that target the delta F508 mutation of the CFTR. As a result of this development, EPIX received a $500,000 milestone payment from CFFT.

•	In October, EPIX presented “Building the CF Therapeutic Pipeline” at the 22nd Annual North American Cystic Fibrosis Conference. The presentation focused on the dual-acting compounds recently discovered at EPIX.
Conference Call
EPIX is scheduled to hold a call and webcast to discuss its third quarter results, recent accomplishments and progress toward achieving 2008 goals at 10:00 a.m. (EDT) today, Tuesday, November 4, 2008. The call can be accessed by dialing 1-866-713-8567 (domestic) or 1-617-597-5326 (international) five minutes prior to the start time and providing the passcode 66390024. The live webcast can be accessed by visiting the investor relations section of the company’s website at http://investor.epixpharma.com. A replay of the call may be accessed, beginning approximately two hours after the call’s conclusion, by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 and using the passcode 35867045. A webcast replay of the call will be available on the EPIX website approximately two hours after the completion of the call and will be archived for two weeks.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen and Cystic Fibrosis Foundation Therapeutics.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning management’s forecast of financial performance, regulatory, clinical and business strategies, the progress of our clinical development program, timing of the initiation and results of our clinical trials, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on
Form 10-Q.

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$5,101	$5,340	$24,864	$9,051

Operating expenses:
Research and development	10,954	14,930	38,687	43,211
General and administrative	3,581	3,560	9,975	16,652
Royalties	70	204	804	341
Restructuring	—	—	—	350

Total operating expenses	14,605	18,694	49,466	60,554

Operating loss	(9,504)	(13,354)	(24,602)	(51,503)
Other income (expense), net	(686)	423	(1,659)	1,077
Provision for income taxes	—	—	—	58

Net loss	$(10,190)	$(12,931)	$(26,261)	$(50,484)

Net loss per share (basic and diluted)	$(0.25)	$(0.39)	$(0.63)	$(1.54)

Weighted average number of shares outstanding, basic and diluted	41,473	32,850	41,395	32,765

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	September 30,	December 31,
	2008	2007
Cash, cash equivalents and marketable securities	$34,485	$61,077
Total assets	52,811	78,075
Convertible debt	100,000	100,000
Total liabilities	137,635	139,367
Stockholders’ deficit	(84,824)	(61,292)